Exhibit 2

                             ACQUISITION AGREEMENT


                                     among


                        STATE STREET BOSTON CORPORATION


                                      and


                        KEMPER FINANCIAL SERVICES, INC.


                                      and


                               DST SYSTEMS, INC.


                               September 27, 1994

                               TABLE OF CONTENTS

                                                                            Page


ARTICLE I
EXCHANGE OF THE SHARES FOR STATE STREET STOCK

    1.1.   Exchange. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2.   Acquisition Consideration . . . . . . . . . . . . . . . . . .  1
    1.3.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.4.   Transaction Agreements. . . . . . . . . . . . . . . . . . . .  2

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STATE STREET

    2.1.   Organization and Authority. . . . . . . . . . . . . . . . . .  3
    2.2.   Authorization . . . . . . . . . . . . . . . . . . . . . . . .  3
    2.3.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  4
    2.4.   Brokers and Finders . . . . . . . . . . . . . . . . . . . . .  4
    2.5.   Investment Representation . . . . . . . . . . . . . . . . . .  4
    2.6.   State Street Stock. . . . . . . . . . . . . . . . . . . . . .  4
    2.7.   State Street Reports. . . . . . . . . . . . . . . . . . . . .  4
    2.8.   Financial Statements. . . . . . . . . . . . . . . . . . . . .  5
    2.9.   Absence of Material Adverse Changes . . . . . . . . . . . . .  5
    2.10.  Pooling. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    2.11.  Accuracy of Representations and Warranties . . . . . . . . . . 5

ARTICLE III
REPRESENTATIONS OF STOCKHOLDERS

    3.1.A.   Organization and Authority. . . . . . . . . . . . . . . . .  6
    3.2.A.   Authorization . . . . . . . . . . . . . . . . . . . . . . .  6
    3.3.A.   Title . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.4.A.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.5.A.   Intentionally Omitted . . . . . . . . . . . . . . . . . . .  7
    3.6.A.   Investment Representation . . . . . . . . . . . . . . . . .  7
    3.7.A.   Retention of Business . . . . . . . . . . . . . . . . . . .  7
    3.8.A.   DST Related Receivables . . . . . . . . . . . . . . . . . .  7
    3.9.A.   Certain Business Transactions . . . . . . . . . . . . . . .  7
    3.10.A.  Accuracy of Representations and Warranties . . . . . . . . . 7
    3.11.A.  JV Agreement . . . . . . . . . . . . . . . . . . . . . . . . 8
    3.1.B.   Organization and Authority. . . . . . . . . . . . . . . . .  8

    3.2.B.   Authorization . . . . . . . . . . . . . . . . . . . . . . .  8
    3.3.B.   Title . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    3.4.B.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  9
    3.5.B.   Intentionally Omitted . . . . . . . . . . . . . . . . . . .  9
    3.6.B.   Investment Representation . . . . . . . . . . . . . . . . .  9
    3.7.B.   Retention of Business . . . . . . . . . . . . . . . . . . .  9
    3.8.B.   Kemper Related Receivables. . . . . . . . . . . . . . . . .  9
    3.9.B.   Certain Business Transactions . . . . . . . . . . . . . . .  9
    3.10.B.  Accuracy of Representations and Warranties . . . . . . . .  10
    3.11.B.  JV Agreement . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV
REPRESENTATIONS OF THE STOCKHOLDERS REGARDING HOLDCO
    AND IFTC

    4.1.   Organization and Authority. . . . . . . . . . . . . . . . . . 10
    4.2.   No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . 10
    4.3.   Capitalization of Holdco and IFTC . . . . . . . . . . . . . . 11
    4.4.   Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    4.5.   Pooling . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.6.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 12
    4.7.   IFTC Organization, Authority and Authorization. . . . . . . . 12
    4.8.   IFTC Deposits; Securities . . . . . . . . . . . . . . . . . . 12
    4.9.   Financial Statements. . . . . . . . . . . . . . . . . . . . . 12
    4.10.  Books of Account . . . . . . . . . . . . . . . . . . . . . .  13
    4.11.  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    4.12.  Absence of Material Adverse Changes. . . . . . . . . . . . .  14
    4.13.  Properties and Insurance . . . . . . . . . . . . . . . . . .  14
    4.14.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    4.15.  Employees and Benefits . . . . . . . . . . . . . . . . . . .  17
    4.16.  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . .  19
    4.17.  No Defaults under Contracts or Agreements. . . . . . . . . .  19
    4.18.  Compliance with Laws . . . . . . . . . . . . . . . . . . . .  19
    4.19.  Brokers and Finders. . . . . . . . . . . . . . . . . . . . .  20
    4.20.  Regulatory Agreements. . . . . . . . . . . . . . . . . . . .  20
    4.21.  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . .  20
    4.22.  Environmental Matters. . . . . . . . . . . . . . . . . . . .  20
    4.23.  Absence of Certain Conditions. . . . . . . . . . . . . . . .  21
    4.24.  Representations and Warranties Regarding Investment
              Company Clients . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V
CONDUCT OF BUSINESS PRIOR TO THE CLOSING

    5.1.   Conduct Prior to Closing. . . . . . . . . . . . . . . . . . . 22
    5.2.   Consents and Approvals. . . . . . . . . . . . . . . . . . . . 24
    5.3.   Actions Prior to the Closing. . . . . . . . . . . . . . . . . 25
    5.4.   Control . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VI
ADDITIONAL AGREEMENTS

    6.1.   Current Information . . . . . . . . . . . . . . . . . . . . . 26
    6.2.   Access, Information and Confidentiality . . . . . . . . . . . 26
    6.4.   Noncompetition. . . . . . . . . . . . . . . . . . . . . . . . 28
    6.5.   Recommendation of IFTC. . . . . . . . . . . . . . . . . . . . 30
    6.6.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    6.7.   Press Releases. . . . . . . . . . . . . . . . . . . . . . . . 32
    6.8.   Employee Benefits and Other Matters . . . . . . . . . . . . . 32
    6.9.   Effect of Investigations. . . . . . . . . . . . . . . . . . . 33
    6.10.  Acquisition Proposals. . . . . . . . . . . . . . . . . . . .  33
    6.11.  Director Resignations. . . . . . . . . . . . . . . . . . . .  34
    6.12.  Notification of Certain Matters. . . . . . . . . . . . . . .  34
    6.13.  Preservation of Relationships. . . . . . . . . . . . . . . .  34
    6.14.  Change of Control. . . . . . . . . . . . . . . . . . . . . .  34
    6.15.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VII
CONDITIONS

    7.1.   Conditions to Each Party's Obligation to Consummate
             the Closing.. . . . . . . . . . . . . . . . . . . . . . . . 35
    7.2.   Conditions to Obligation of State Street to
         Consummate the Closing. . . . . . . . . . . . . . . . . . . . . 36
    7.3.   Conditions to Obligation of the Stockholders to
         Consummate the Closing. . . . . . . . . . . . . . . . . . . . . 37
    7.4.   Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE VIII
INDEMNIFICATION AND REMEDIES

    8.1.   General . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    8.2.   Stockholders' Indemnification Covenants . . . . . . . . . . . 39
    8.3.   State Street's Indemnification Covenants. . . . . . . . . . . 39
    8.4.   Tax Consequences of Indemnification Payments. . . . . . . . . 40

    8.5.   Direct Claims . . . . . . . . . . . . . . . . . . . . . . . . 41
    8.6.   Intentionally Omitted . . . . . . . . . . . . . . . . . . . . 41
    8.7.   Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . 41
    8.8.   Third Party Claims. . . . . . . . . . . . . . . . . . . . . . 41
    8.9.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    8.10.  Limitations on Indemnification Obligations . . . . . . . . .  43

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

    9.1.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . 45
    9.2.   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    9.3.   Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

ARTICLE X
GENERAL PROVISIONS

    10.1.   Survival of Representations, Warranties and
              Agreements. .  . . . . . . . . . . . . . . . . . . . . . . 46
    10.2.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    10.3.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 48

                         LIST OF SCHEDULES AND EXHIBITS

Schedules

2.2      Consents, Approvals, and Notifications
3.8A     DST Related Receivables
3.8B     Kemper Related Receivables
3.9A     DST Related Agreements
3.9B     Kemper Related Agreements
4.2      Conflicts
4.6      Litigation
4.8      IFTC Securities
4.9      Consolidated Financial Statements
4.12     Material Adverse Changes
4.13B    Leases
4.13C    Intellectual Property
4.13D    Insurance
4.14     Taxes
4.15A    Employment
4.15B    Plan Disclosure
4.15C    Pension Plans
4.15D    Qualification
4.15E    Contributions
4.15F    Claims

4.15G    Welfare Plans
4.16     Contracts
4.20     Regulatory Agreements
4.21     Dividends
4.22     Environmental Matters
4.23     Out of Balance Customer Accounts
4.24     Investment Company Clients
5.1      Securities
5.1.1(b) Scheduled Compensation
5.1.1(g) Business of IFTC
6.5A     DST Investment Companies
6.5B     Advisory Affiliates of DST
6.5C     Kemper Investment Companies
6.13A    Five-year Services
6.13B    Three-year Services
7.2.8    Elements

Above schedules are omitted from filing: A copy of any omitted schedule will be provided supplementally to the Commission upon request.

Exhibits
  A.          DST Agreement
  B.          Registration Rights Agreement
  C.          Form of Stockholder Legal Opinion
  D.          Form of Holdco and IFTC Legal Opinion
  E.          Lease
  F-1 - F-2.  Form of Amendments to Transfer Agency Agreement
  G.          Form Service Contract
  H.          Stockholder Tax Certificate
  I.          Form State Street Legal Opinion
  J.          State Street Tax Certificate
  K.          General Services Agreement

     Above exhibits are omitted from filing: A copy of any omitted exhibit will be provided supplementally to the Commission upon request.

                             ACQUISITION AGREEMENT

    Agreement (the "Agreement") made as of the 27th day of September, 1994 by and among State Street Boston Corporation, a Massachusetts corporation ("State Street"), Kemper Financial Services, Inc., a Delaware corporation ("Kemper") and DST Systems, Inc., a Missouri corporation ("DST"). (Kemper and DST are referred to collectively herein as the "Stockholders").

                             Preliminary Statement

    Each of the Stockholders owns 50% of the issued and outstanding shares of common stock, $10.00 par value per share (the "Shares") of IFTC Holdings, Inc., a Missouri corporation ("Holdco"), which, in turn, owns all of the issued and outstanding shares of Investors Fiduciary Trust Company, a Missouri trust company ("IFTC"), other than directors' qualifying shares.

    State Street desires to acquire, and the Stockholders desire to exchange, all of the Shares for shares of State Street common stock, subject to the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
               EXCHANGE OF THE SHARES FOR STATE STREET STOCK

    1.1. Exchange. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by Article I of this Agreement (the "Closing"), the Stockholders shall sell, transfer, convey, assign and deliver to State Street, and State Street shall purchase, acquire and accept from the Stockholders, all of the Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, in exchange for the Number of Shares (as defined below) of State Street Stock (as defined below).
    1.2.   Acquisition Consideration.
         (a) At the Closing, the Shares will be exchanged for that number of shares at a value of $40.00 per share (such number of shares, subject to adjustment as provided in Section 1.2(b) below, the "Number of Shares") of State Street Common Stock, $1.00 par value per share ("State Street Stock") equal to a valuation of $225 million (the "Acquisition Consideration"). The Number of Shares initially shall be 5,625,000. One-half of the Number of Shares shall be issued to each of Kemper and DST.
         (b) The Number of Shares shall be adjusted (and rounded to the nearest even share) as follows:

          (i) If the average of the daily high and low prices for shares of State Street Stock during the thirty NASDAQ National Market System trading days ending on the fifth business day prior to the Closing hereunder (the "Average Price"), multiplied by the Number of Shares, results in an aggregate value which is less than the Acquisition Consideration minus $10 million, the Number of Shares shall be increased so that the product of the increased Number of Shares and the Average Price is an amount equal to the Acquisition Consideration minus $10 million; or
          (ii) If the Average Price multiplied by the Number of Shares results in an aggregate value which is more than the Acquisition Consideration plus $10 million, the Number of Shares shall be decreased so that the product of the decreased Number of Shares and the Average Price is an amount equal to the Acquisition Consideration plus $10 million;
provided, however, that in no event shall the Number of Shares be (i) greater than the quotient of (A) the Acquisition Consideration minus $10 million and (B) $36.00 or (ii) less than the quotient of (A) the Acquisition Consideration plus $10 million and (B) $44.00.

         (c) The per share prices set forth in Section 1.2(a) and (b) above shall also be appropriately adjusted to reflect stock dividends or distributions, stock splits or any similar events occurring between the date of this Agreement and the Closing Date.
     1.3. Closing. The Closing shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, on such date within five business days after the satisfaction or waiver of all conditions precedent set forth in Article VII hereof as the parties may agree, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Shares by the Stockholders to State Street shall be deemed to occur at 11:59 p.m., Central time, on the Closing Date.
    1.4. Transaction Agreements. At the Closing, the parties thereto will execute and deliver (i) agreements (x) amending and restating each of the Portfolio Accounting and Information System Remote Service Agreement dated as of January 2, 1983 between IFTC and DST Securities, Inc. in the form set forth as Exhibit A hereto (the "DST Agreement"); and (y) amending the Services Agreement dated as of September 1, 1992, as amended by the First Amendment to Services Agreement dated as of April 15, 1993 in the form set forth as Exhibit F-1 ("Exhibit F-1") hereto and (ii) the Registration Rights Agreement among State Street, Kemper and DST in the form set forth as Exhibit B hereto (the "Registration Rights Agreement", and, together with the DST Agreement, Exhibit F-3, and all other agreements executed pursuant to this Agreement, the "Transaction Agreements").

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF STATE STREET

    State Street represents and warrants to the Stockholders as follows:

    2.1.  Organization  and  Authority.  State  Street  is  a  corporation  duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has full corporate power, right and authority to own its properties and assets and to carry on its business as it is now being conducted, to acquire the Shares and to enter into, and carry out its obligations under, this Agreement and each agreement contemplated to be executed in connection with this Agreement, including without limitation, the Registration Rights Agreement. State Street is duly registered as a bank holding company with the Board of Governors of the Federal Reserve (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). State Street has all governmental authorizations to own or lease its properties and assets and to carry on its business as now being conducted. State Street Bank and Trust Company, a Massachusetts chartered trust company ("SSBT"), is a direct, wholly-owned, subsidiary of State Street.
    2.2. Authorization. This Agreement has been, and the Registration Rights Agreement when executed and delivered at Closing will be, duly authorized, executed and delivered by State Street, and no further corporate proceedings on the part of State Street are necessary to authorize this Agreement and the transactions contemplated hereby, or will be necessary to authorize the Registration Rights Agreement and the transactions contemplated thereby. This Agreement is and, when executed and delivered the Registration Rights Agreement will be, the legal, valid and binding obligations of State Street, enforceable in accordance with their respective terms.
    Neither the execution, delivery and performance of this Agreement or the Registration Rights Agreement by State Street nor the consummation of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of State Street under any of the terms, conditions or provisions of the
(x) charter documents or Bylaws of State Street, (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which State Street is a party or by which State Street may be bound, or to which State Street or the properties or assets of State Street may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to State Street or to the properties or assets of State Street.

    Except as provided in Schedule 2.2, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation of the transactions contemplated by this

Agreement or the Registration Rights Agreement (other than filings required to be made with the SEC in order to effect the registration of State Street Stock contemplated by the Registration Rights Agreement).

    2.3. Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of State Street threatened against or affecting, State Street or any of its properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or by the Transaction Agreements.
    2.4. Brokers and Finders. Neither State Street nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for State Street in connection with this Agreement or the Transaction Agreements or the transactions contemplated hereby or thereby, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by State Street. State Street will be responsible for any such fees incurred by it or SSBT in connection with the transactions contemplated hereby.
    2.5. Investment Representation. State Street is acquiring the Shares from the Stockholders for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of the Securities Act of 1933, as amended (the "Securities Act"); and State Street has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof, other than the liquidating merger of Holdco into State Street simultaneously with the Closing.
    2.6. State Street Stock. The State Street Stock to be issued to the Stockholders hereunder (i) has been duly authorized and reserved for issuance and, when issued in accordance with this Agreement will be validly issued, fully paid, non-assessable, free of pre-emptive rights, and not subject to any restrictions on transfer (other than restrictions, if any, imposed by applicable securities laws and this Agreement) or voting. The State Street Stock is the only outstanding class of capital stock of State Street.
    2.7. State Street Reports. State Street's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Form 10-K") and all documents heretofore filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the filing of the 1993 Form 10-K (collectively, the "State Street Reports") were filed in a timely manner and, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects to the requirements of the Exchange Act, and the published rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of State Street and SSBT has filed all reports, registrations and statements, together with any amendments to be made with respect thereto, that were required to be filed with the Federal Reserve Board, and any other applicable federal, state, local or foreign authorities (all such reports and statements are collectively referred to herein as the "State Street Regulatory Reports"), except where a failure to file would not have a Material Adverse Effect (as defined below) on State Street. As of their respective dates, the State Street Regulatory Reports complied, in all material respects, with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.
    2.8. Financial Statements. The audited consolidated balance sheets of State Street as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1993, 1992 and 1991, all as reported on by Ernst & Young, and the unaudited consolidated balance sheet of State Street as of June 30, 1994 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended June 30, 1994, which are included in the State Street Reports, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the consolidated financial position, results of operations and cash flows of State Street at the dates and for the periods stated therein.
    2.9. Absence of Material Adverse Changes. Since December 31, 1993, there has not been any material adverse change in the business, operations, properties, assets, liabilities, or condition (financial or otherwise) (a "Material Adverse Effect") of State Street.
    2.10. Pooling. State Street was incorporated in 1970 and has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded. Beginning June 24, 1992 (the "Commencement Date"), and continuing through the date hereof, State Street had no direct or indirect investment in Holdco or IFTC and no such transactions of this type are planned prior to the Closing Date. The voting stock structure of State Street Stock has not been altered or changed in the period beginning at the Commencement Date and ending on the date hereof (other than exercises of outstanding stock options and conversions of convertible notes and issuances of directors' qualifying shares), and no such transactions of this type are planned prior to the Closing Date. State Street has not had any treasury stock transactions during the period beginning at the Commencement Date and none are planned during the period between the Commencement Date and the Closing Date. The transaction contemplated hereunder is to be effected and completed at the Closing Date all as set forth in this Agreement. The State Street Stock to be issued in the transaction contemplated hereunder is authorized but unissued stock of State Street with rights identical to those of the currently outstanding shares of State Street Stock.
    2.11. Accuracy of Representations and Warranties. No representation or warranty by State Street in this Agreement or the Schedules hereto (which are an integral part hereof) is false or misleading in any material respect or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, in light of the circumstances in which they were made, necessary to make the statements therein not misleading.

                                  ARTICLE III

                        REPRESENTATIONS OF STOCKHOLDERS


A.   DST represents and warrants to State Street that:

    3.1.A. Organization and Authority. DST is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full corporate power, right and authority to own its properties and assets and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement and the Transaction Agreements.
    3.2.A. Authorization. This Agreement has been, and the Transaction Agreements when executed and delivered at Closing will be, duly authorized, executed and delivered by DST and no further corporate proceedings on the part of DST are necessary to authorize this Agreement and the transactions contemplated hereby, or will be necessary to authorize the Transaction Agreements and the transactions contemplated thereby. This Agreement is and, when executed and delivered, each of the Transaction Agreements will be, the legal, valid and binding obligation of DST, in accordance with their respective terms.
    Neither the execution, delivery and performance of this Agreement or the Transaction Agreements by DST, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of DST under any of the terms, conditions or provisions of (x) the charter documents or Bylaws of DST, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DST is a party or by which DST may be bound or to which DST or the properties or assets of DST may be subject or (ii) violate any judgment, ruling order, writ, injunction, decree, statute, rule or regulation applicable to DST or to the properties or assets of DST.

    Except as set forth on Schedule 2.2, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation of the transactions contemplated by this Agreement or the Transaction Agreements (other than filings required to be made with the SEC in order to effect the registration of State Street Stock contemplated by the Registration Rights Agreement).

    3.3.A. Title. DST has good title to the 30,000 shares of Holdco owned by it, free and clear of any claim, lien, restrictions on transfer (other than restrictions imposed by the JV Agreement (as hereinafter defined) which restrictions shall not be in effect as of the Closing) or voting, or encumbrance or preemptive rights with respect thereto. The shares of Holdco held by DST are fully paid, validly issued and non-assessable.
    3.4.A. Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of DST threatened against or affecting, DST or any Affiliates (as defined in Section 6.4) of DST or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or by the Transaction Agreements.
    3.5.A.   Intentionally Omitted.
    3.6.A. Investment Representation. DST is acquiring the shares of State Street Stock for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and DST has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the distribution thereof, other than, in each case, distributions or sales in compliance with the provisions of the Securities Act and the regulations promulgated thereunder and the provisions of SEC Accounting Series Release No. 135 and the related amendments and interpretations thereto.
     3.7.A. Retention of Business. Since May 31, 1994, neither DST nor its Affiliates have solicited the institutional customers of IFTC to terminate their relationship with IFTC or, by any systematic method, to transfer any assets under custody from IFTC to any Stockholder or its Affiliates.
    3.8.A. DST Related Receivables. Except as set forth on Schedule 3.8A and for current amounts due arising in the ordinary course of business, there are no amounts owing to Holdco or IFTC by DST or to DST by Holdco or IFTC and no such amounts are shown as accounts receivable on the books and records of Holdco and IFTC, respectively.
    3.9.A. Certain Business Transactions. Schedule 3.9A sets forth all agreements and relationships between IFTC and DST (the "DST Related Agreements") material to the conduct of the business of IFTC. No services provided by DST to IFTC other than the services provided pursuant to the DST Related Agreements are required to conduct the business of IFTC.
    3.10.A. Accuracy of Representations and Warranties. No representation or warranty made by DST in this Agreement or the Schedules hereto (which are an integral part hereof) is false or misleading in any material respect or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, in light of the circumstances in which they were made, or necessary to make the statements therein not misleading.

    3.11.A. JV Agreement. DST has delivered to State Street a true and correct copy of the Amended and Restated Agreement dated December 23, 1991 between DST and Kemper, as in effect on the date hereof (the "JV Agreement"). All waivers required under the JV Agreement to allow the execution and delivery of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby have been obtained and are in full force and effect.
B. Kemper represents and warrants to State Street that:
    3.1.B. Organization and Authority. Kemper is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power, right and authority to own its properties and assets and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement and the Registration Rights Agreement.
    3.2.B. Authorization. This Agreement has been, and the Registration Rights Agreement when executed and delivered at Closing will be, duly authorized, executed and delivered by Kemper and no further corporate proceedings on the part of Kemper are necessary to authorize this Agreement and the transactions contemplated hereby, or will be necessary to authorize the Registration Rights Agreement and the transactions contemplated thereby. This Agreement is and, when executed and delivered, the Registration Rights Agreement will be the legal, valid and binding obligation of Kemper, enforceable in accordance with their respective terms.
    Neither the execution, delivery and performance of this Agreement or the Registration Rights Agreement by Kemper, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Kemper under any of the terms, conditions or provisions of (x) the charter documents or Bylaws of Kemper, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Kemper is a party or by which Kemper may be bound or to which Kemper or the properties or assets of Kemper may be subject or (ii) violate any judgment, ruling order, writ, injunction, decree, statute, rule or regulation applicable to Kemper or to the properties or assets of Kemper.

    Except as set forth on Schedule 2.2, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation of the transactions contemplated by this Agreement or the Transaction Agreements (other than filings required to be made with the SEC in order to effect the registration of State Street Stock contemplated by the Registration Rights Agreement).

    3.3.B. Title. Kemper has good title to the 30,000 shares of Holdco owned by it, free and clear of any claim, lien, restrictions on transfer (other than restrictions imposed by the JV Agreement which restrictions shall not be in effect as of the Closing) or voting, or encumbrance or preemptive rights with respect thereto. The shares of Holdco held by Kemper are fully paid, validly issued and non-assessable.
    3.4.B. Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of Kemper threatened against or affecting, Kemper or any Affiliates of Kemper or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or by the Registration Rights Agreement.
   3.5.B.   Intentionally Omitted.
   3.6.B. Investment Representation. Kemper is acquiring the shares of State Street Stock for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same and Kemper has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the distribution thereof, other than, in each case, distributions or sales in compliance with the provisions of the Securities Act and the regulations promulgated thereunder and the provisions of SEC Accounting Series Release No. 135 and the related amendments and interpretations thereto.
    3.7.B. Retention of Business. Since May 31, 1994, neither Kemper nor its Affiliates have solicited the institutional customers of IFTC to terminate their relationship with IFTC or, by any systematic method, to transfer any assets under custody from IFTC to any Stockholder or its Affiliates.
    3.8.B. Kemper Related Receivables. Except as set forth on Schedule 3.8B, and for current amounts due arising in the ordinary course of business, there are no amounts owing to Holdco or IFTC by Kemper or to Kemper by Holdco or IFTC and no such amounts are shown as accounts receivable on the books and records of Holdco and IFTC, respectively.
    3.9.B.  Certain  Business   Transactions.   Schedule  3.9B  sets  forth  all
agreements  and  relationships  between  IFTC and Kemper  (the  "Kemper  Related
Agreements") material to the conduct of the business of IFTC. No services provided by Kemper to IFTC other than the services provided pursuant to the Kemper Related Agreements are required to conduct the business of IFTC.

    3.10.B. Accuracy of Representations and Warranties. No representation or warranty made by Kemper in this Agreement or the Schedules hereto (which are an integral part hereof) is false or misleading in any material respect or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, in light of the circumstances in which they were made, or necessary to make the statements therein not misleading.
    3.11.B. JV Agreement. Kemper has delivered to State Street a true and correct copy of the JV Agreement. All waivers required under the JV Agreement to allow the performance of this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated hereby or thereby have been obtained and are in full force and effect.

                                   ARTICLE IV

                      REPRESENTATIONS OF THE STOCKHOLDERS
                           REGARDING HOLDCO AND IFTC

    Each of the Stockholders represents and warrants, severally and jointly, to State Street as follows:

    4.1. Organization and Authority. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has full corporate power, right and authority to own or lease its properties and to carry on its business as it is now being conducted. Holdco has all necessary governmental authorizations to own or lease its properties and to carry on its business as now being conducted in all respects material to the business, operations, properties, assets, liabilities, or condition (financial or otherwise) of Holdco.
    4.2.  No  Conflicts.  Neither  the  performance  of  this  Agreement  or the
Transaction Agreements by Holdco and IFTC nor the consummation of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdco or IFTC under any of the terms, conditions or provisions of (x) the charter documents or Bylaws of Holdco or IFTC, or (y) except as set forth on
Schedule 4.2, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation or to which Holdco or IFTC is a party or by which Holdco or IFTC may be bound, or to which Holdco or IFTC or the properties or assets of Holdco or IFTC may be subject or (ii) assuming the completion of the items described on Schedule 2.2, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or IFTC or to the properties or assets of Holdco or IFTC.

    4.3. Capitalization of Holdco and IFTC. The authorized capital stock of Holdco consists of 60,000 shares of Common Stock, $10.00 par value per share, all of which are validly issued and outstanding, fully paid and nonassessable, free and clear of any claims, liens, restrictions on transfer (other than restrictions imposed by the JV Agreement which restrictions, as of the Closing, shall not be in effect) or voting or any other encumbrances or pre-emptive rights with respect thereto. There are no other shares of capital stock or other equity securities of Holdco outstanding and no outstanding options, warrants, scrip, rights to subscribe to calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Holdco. The authorized capital stock of IFTC consists of 60,000 shares of Common Stock, $10.00 par value per share (the "IFTC Stock"), all of which are validly issued and outstanding, fully paid and nonassessable, free and clear of any claims, liens, restrictions on transfer (other than restrictions imposed by the JV Agreement or repurchase agreements related to the directors' qualifying shares which restrictions, as of the
Closing, shall not be in effect) or voting or any other encumbrances or pre-emptive rights with respect thereto. There are no other shares of capital stock or other equity securities of IFTC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of IFTC.
    4.4. Title. Holdco has good title to all of the issued and outstanding shares of IFTC Stock (other than directors' qualifying shares) free and clear of any claims, liens, restrictions on transfer (other than restrictions imposed by the JV Agreement which restrictions, as of the Closing, shall not be in effect) or voting, encumbrances or preemptive rights. The IFTC Stock is validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, State Street will have acquired good title to the Shares and, indirectly, the IFTC Stock held by Holdco, free and clear of any claims, liens, restrictions on transfer or voting or any other encumbrances or pre-emptive rights with respect thereto, except such as may be created by State Street. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the assets of Holdco or IFTC has been recorded, filed, executed or delivered other than carriers', warehouseman's, materialman's and mechanic's liens and other similar liens arising in the ordinary course of business and which do not in the aggregate have a Material Adverse Effect on Holdco or IFTC ("Permitted Encumbrances").
    Each of Holdco and IFTC has good title to the shares of Common Stock, $12.50 par value per share of UMB Financial Corporation (the "UMB Stock") held by it, free and clear of any claims, liens, restrictions on transfer or voting or any other encumbrances or pre-emptive rights with respect thereto. The UMB Stock is classified for accounting and financial statement reporting purposes, as set forth in Statement of Financial Accounting Standards No. 115, as "securities available for sale" on the books and records of Holdco and IFTC, respectively.

    4.5. Pooling. Holdco is not and has never been a division or more than 50% subsidiary of any corporation nor been a part of an acquisition which was later rescinded. IFTC is not and has never been a more than 50% subsidiary or division of any corporation other than Holdco since January 1, 1990 nor been a part of an acquisition which was later rescinded. Neither the voting stock structure nor the ownership of shares of Holdco and IFTC has been altered or changed in the period beginning at the Commencement Date and ending on the date hereof (other than issuances and repurchases of directors' qualifying shares), and no such transactions of this type are planned prior to the Closing Date. Neither Holdco nor IFTC has had any treasury stock transactions since the Commencement Date and none are planned during the period between the Commencement Date and the Closing Date (other than issuances and repurchases of directors' qualifying shares). Each Stockholder owns an equal number of the outstanding shares of stock of Holdco and, at the Closing, shall receive an equal number of shares of State Street Stock. Neither of the Stockholders has entered into any agreement that would restrict such Stockholder's voting rights with respect to the State Street Stock to be issued pursuant to this Agreement. The transaction contemplated hereunder is to be effected and completed at the Closing Date all as set forth in this Agreement.
    4.6. Litigation. Except as set forth on Schedule 4.6, neither Holdco nor IFTC is a party to any claim, action, suit, investigation or proceeding, pending or to the knowledge of the Stockholders, threatened, nor is it subject to any order, judgment or decree, which would have a Material Adverse Effect on Holdco or IFTC.
    4.7. IFTC Organization, Authority and Authorization. IFTC is a trust company duly organized, validly existing and in good standing under the laws of the State of Missouri. IFTC has the full power, right and authority to own its properties and assets and to carry on its business as it is now being conducted. IFTC is not required to qualify to do business in any state or foreign jurisdiction where not already so qualified, except where a failure to so qualify would not have a Material Adverse Effect on IFTC.
    4.8.  IFTC  Deposits;  Securities.  The  deposits of IFTC are insured by the
Federal Deposit Insurance  Corporation  ("FDIC"), to the extent provided by law.
Schedule 4.8 attached hereto sets forth all securities, (including partnership interests) including the maturity dates thereof, other than securities held in a fiduciary or trust or custodial capacity, owned by IFTC as of August 31, 1994 and there have been, as of the date of this Agreement, no material changes in such information.
    4.9. Financial Statements. The audited consolidated balance sheets of Holdco as of December 31, 1993 and December 31, 1992, and the related consolidated statements of income, changes in stockholders' equity and statements of cash flows for the years ended December 31, 1993 and 1992, and IFTC's audited balance sheet as of December 31, 1991 and the related statements of income and retained earnings and statements of cash flows for the year ended December 31, 1991, all as reported on by Ernst & Young (the "Audited Financials"), and the unaudited consolidated statement of financial condition of Holdco as of June 30, 1994 and the related unaudited consolidated statements of income for the six-month period then ended (the "1994 Financials" and, collectively with the Audited Financials, the "Consolidated Financial Statements"), have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly the consolidated financial position, results of operations and cash flows of Holdco (and the financial position, results of operations and cash flows of IFTC as of and for the year ended December 31, 1991) at the dates, and for the periods, stated therein (other than cash flows of Holdco for the six months ended June 30, 1994). In the case of the 1994 Financials, all adjustments, consisting only of normal recurring items (which are necessary for a fair statement of the results of operations of Holdco for the six months ended June 30, 1994), have been made. The Consolidated Financial Statements are attached hereto as Schedule 4.9. The value of the investment securities portfolio of Holdco and IFTC classified as available for sale in the Consolidated Financial Statements, together with the net unrealized gain (loss) on such portfolio included in stockholders equity was, in the judgment of the management of Holdco and IFTC, a fair reflection of the value of securities as of the date thereof
(i) under the published standards of the applicable  regulatory  authorities and
(ii) under generally accepted accounting principles, and, as of the date hereof, no facts have come to the attention of management of Holdco and IFTC which would cause a material adverse change in the amount of such net unrealized gain (loss) for the investment securities portfolio classified as available for sale in the Consolidated Financial Statements. Since June 30, 1994, there has been no adjustment included in the net unrealized gain (loss) included in the stockholders equity that would reflect a permanent impairment of the value of such securities. Between December 31, 1993 and the date hereof, neither Holdco nor IFTC has incurred any obligation or liability (contingent or otherwise) that is material, or that when combined with all similar obligations or liabilities would be material, to Holdco or IFTC, other than liabilities reflected on the 1994 Financials or arising in the ordinary course of business since June 30, 1994 or reflected on Schedules 4.6, 4.12, 4.14, 4.20 or 4.23 to this Agreement.
     4.10. Books of Account. The books of account of Holdco and IFTC are each maintained, in all material respects, in compliance with all applicable legal and accounting requirements.
     4.11. Reports.  Each of Holdco and IFTC has filed
all reports, registrations
and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Missouri Division of Finance, and (iii) any applicable federal, state, local or foreign authorities, (all such reports and statements are collectively referred to herein as the "IFTC Reports"), except where a failure to file would not have a Material Adverse Effect on Holdco or IFTC, respectively. As of their respective dates, the IFTC Reports complied, in all material respects, with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed. To the extent the IFTC Reports relate to taxes, this Section 4.11 shall not apply, it being intended that the representation regarding taxes is set forth in Section 4.14.
     4.12. Absence of Material Adverse Changes. Except as set forth in Schedule 4.12, since December 31, 1993, there has not been any Material Adverse
Effect on Holdco or IFTC.
     4.13. Properties and Insurance.
         (a)  Except (i) as may be reflected in the 1994
    Financials,  (ii) for any lien for  current  taxes  and not yet  delinquent,
    (iii) for pledges to secure deposits of states, municipalities or fiduciary customers, and (iv) for liens, security interests, claims, charges, options or other encumbrances and imperfections to title as do not materially affect the value of personal or real property reflected in the 1994 Financials or acquired since June 30, 1994 and which do not, individually or in the aggregate, materially interfere with or impair the present and continued use of such property, Holdco or IFTC, as the case may be has good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal property reflected in the 1994 Financials, and all personal and real property acquired since the date of the 1994 Financials other than, in each case, property disposed of in the ordinary course of business.
         (b) Schedule 4.13B attached hereto sets forth a list as of the date hereof of all leases of real property, identifying separately each lease (including lease amendments and subleases), to which Holdco or IFTC is a party (collectively, the "Leases"). The Leases are in full force and effect and neither Holdco nor IFTC has received a notice of default or termination with respect to such Leases. There has not occurred any event which has not been cured which would constitute a breach by Holdco or IFTC of, or default by Holdco or IFTC in, the performance of any covenant, agreement or condition contained in any Lease, the result of which breach or default would materially interfere with or impair the present and continued use of the property subject to such Lease. The Leases constitute all the real property used in the conduct of the current business of Holdco or IFTC. Neither Holdco nor IFTC owns any real property.
         (c) Schedule 4.13C attached hereto sets forth a list of all registered trademarks and service marks and registered copyrights used by IFTC in the conduct of its business the loss of the use of which, individually or in the aggregate, would have a Material Adverse Effect on Holdco or IFTC. There are no patents or patent applications owned by IFTC. All of the foregoing are owned by or validly licensed to IFTC. IFTC has not received a notice of any claim that any such trademark, service mark, copyright, or patent is not valid or enforceable by its purported owner, or infringes upon any trademark, service mark, trade name, copyright, patent or intellectual property right of any third party, except where such claims, individually or in the aggregate, would not have a Material Adverse Effect on IFTC. IFTC owns, licenses or has the contractual right to use all computer software currently used by it and has the right to use such software without infringing upon the intellectual property rights (including trade secrets rights) of the party providing the software, or to the knowledge of Stockholders, any third party, except where the failure to own or have the right to use such software would not individually, or in the aggregate, have a Material Adverse Effect on IFTC. Such computer software together with other computer software validly licensed to IFTC constitutes all of the computer software necessary to conduct its business in the manner heretofore conducted. Schedule 4.13C sets forth all licenses of intellectual property to which IFTC is a party, either as licensee or licensor. Consummation of the transactions contemplated hereby will not result in an impairment of the legal rights of IFTC to any of the intellectual property rights or software referred to above, the effect of which would have a Material Adverse Effect on IFTC.
         (d) Schedule 4.13D attached hereto sets forth a list of all insurance policies currently insuring Holdco or IFTC and the coverage amounts, deductible amounts, expiration date, insurer, premium and policy owner of such insurance policies. Neither Holdco nor IFTC nor, to the knowledge of the Stockholders, any other policy owner, is in default with respect to any such insurance policy.
      4.14. Taxes.
         (a) Except as set forth on Schedule 4.14, Holdco and IFTC (1) have filed on a timely basis with the appropriate authorities all Tax Returns of or which include Holdco or IFTC which are required to be filed on or before the date of this Agreement, which Tax Returns are true, correct and complete in all respects, (2) have paid on a timely basis to the appropriate authorities all Taxes required to be paid on or before the date of this Agreement, and (3) have timely and properly collected or withheld, paid over and reported all Taxes required to have been collected or withheld by it on or before the date of this Agreement.
         (b) Except as set forth on Schedule 4.14, (1) no Taxing authority has asserted in writing to Holdco and IFTC any adjustment that could result in an additional Tax for which Holdco or IFTC is or may be liable, (2) there is no pending audit, examination, investigation, dispute, proceeding or claim for which Holdco or IFTC has received notice (collectively, "Proceeding") relating to any Tax for which Holdco or IFTC is or may be liable, (3) no statute of limitations with respect to any Tax for which Holdco or IFTC is or may be liable has been waived or extended, (4) the due date of any Tax Returns that Holdco or IFTC is required to file has not been extended, (5) Holdco or IFTC is not party to any tax sharing or tax allocation agreement, arrangement or understanding, and (6) Holdco and IFTC have engaged in no deferred intercompany transactions which would be taken into account as a result of the transactions occurring at the Closing.
         (c) Except as set forth on Schedule 4.14, neither Holdco nor IFTC is a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162(m)and 280G of the Code.
         (d) For all taxable years beginning January 1, 1980 and ending on or before December 31, 1991, IFTC filed separate federal income Tax Returns. For its taxable year ended December 31, 1992, Holdco included IFTC in its consolidated federal income Tax Return and its consolidated Missouri income Tax Return. Except for such consolidated Missouri income Tax Return, Holdco and IFTC have filed separate state, local or foreign Tax Returns and separate federal employment and information Tax Returns for reporting periods beginning after December 31, 1979 and ending prior to the date of this Agreement (taking into account extensions of time to file such returns). Except as set forth on Schedule 4.14, IFTC (1) does not have and has not had any subsidiaries, (2) after December 31, 1979, has not been a member of an affiliated group filing a consolidated federal income Tax Return other than the affiliated group consisting of Holdco and IFTC, and
    (3) is not liable for the Taxes of any person other than Holdco under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.
         (e) The aggregate reserve for Taxes including deferred tax reserves included in the net unrealized gain (loss) within stockholders equity shown on the books and records of Holdco and IFTC is adequate to cover the aggregate liability of Holdco and IFTC, for all Taxes arising with respect to all periods prior to the date hereof. The aggregate reserve for Taxes including deferred tax reserves included in the net unrealized gain (loss) within stockholders equity shown on the books and records of Holdco and IFTC at the Closing Date will be adequate to cover the aggregate liability of Holdco and IFTC, for all Taxes arising with respect to all periods between the date hereof and ending immediately prior to the Closing.
         (f)  Intentionally Omitted.
         (g) For purposes of this Agreement, a "Tax" shall mean any federal, state, local, foreign, or other tax, fee, levy, assessment or other governmental charge, including without limitation, any income, franchise, gross receipts, property, sales, use, services, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith.
         (h) For purposes of this Agreement, "Tax Returns" shall mean all returns, amended returns, declarations, reports, estimates, information returns and statements regarding Taxes which are or were filed or required to be filed under applicable law, whether on a consolidated, combined, unitary or separate basis.
     4.15. Employees and Benefits.
         (a)  Litigation.  Except as set forth on  Schedule  4.15A  there are no current employment related litigation and claims pending or, to the knowledge of the Stockholders, threatened against Holdco or IFTC. Holdco and IFTC are in material compliance with applicable federal and state, local or foreign laws, regulations, and orders respecting employment and employment practices. There are no labor or collective bargaining agreements, contracts or understandings with a labor union or labor organization which are binding upon Holdco or IFTC. Neither Holdco nor IFTC as of the date hereof has been notified that it is the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to the knowledge of the Stockholders as of the date hereof is any such proceeding threatened, nor as of the date hereof is there any pending or, to the knowledge of the Stockholders, threatened strike or other labor dispute by employees of Holdco or IFTC, nor as of the date hereof are the Stockholders aware of any activity involving any such employees seeking to certify a collective bargaining unit or engaging in any other union organizational activity, and each of the foregoing shall be true as of the Closing Date. Except for IFTC Plans (as defined below) and employment, consulting, retirement and severance agreements with individuals listed on Schedule 4.15A (the
    "Individual Agreements") or as otherwise provided on Schedule 4.15A, IFTC has no obligation, contingent or otherwise, under any employment, consulting, retirement or severance agreements which would require Holdco or IFTC to make annual payments or accruals for any employee or former employee. Holdco has no employees.
         (b) Plan Disclosure. Schedule 4.15B sets forth all Employee Plans that are maintained or otherwise contributed to by IFTC for the benefit of its employees or under which IFTC has or may have any material liability (an "IFTC Plan"), as well as all plans, agreements, policies and arrangements that would be IFTC Plans if the term "employee" were construed to include outside directors, consultants or other independent contractors who provide services to or for the benefit of IFTC. Schedule 4.15B also designates each IFTC Plan (a "Holdco Plan") that is sponsored or maintained or otherwise contributed to for the benefit of the employees of IFTC by DST in addition to or in lieu of IFTC, or which any entity other than IFTC is a participating employer. For purposes of this Agreement, the term "Employee Plan" means any plan, program, agreement, policy or arrangement (a "plan"), whether or not reduced to writing, that is: (i) a welfare benefit plan (a "Welfare Plan") within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare- benefit, bonus, incentive or fringe-benefit plan. With respect to each IFTC Plan, IFTC or Holdco has provided to State Street accurate, current and complete copies of each of the following: (1) where the plan has been reduced to writing, the plan document together with all amendments; (2) where the plan has not been reduced to writing, a written summary of all material plan terms; (3) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (4) copies of any summary plan descriptions, employee handbooks or similar employee communications; (5) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and any related correspondence, including a copy of the request for such determination; (6) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached; and (7) copies of any notices, letters or other correspondence from the Internal Revenue Service or the Department of Labor within the past six calendar years relating to an audit or penalty assessment.
         (c) Pension Plans. Except as specified in Schedule 4.15C, neither IFTC nor any corporation, trust, partnership or other entity that would be considered as a single employer with IFTC under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (a "Related Entity") has ever maintained or been required to contribute to any Employee Plan subject to Part 3 of Title I, or Title IV, of ERISA, or Section 412 of the Code.
         (d) Plan Qualification; Plan Administration; Certain Taxes and Penalties. Except as set forth in Schedule 4.15D, (i) each IFTC Plan has been established and administered in compliance with its terms and the applicable provisions of ERISA and the Code in all material respects; (ii) nothing has occurred to subject IFTC to an excise tax under Chapter 43 of the Code that would have a Material Adverse Effect on IFTC; (iii) each IFTC Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification or has an application for a favorable determination pending before the IRS as to which all necessary steps to obtain such favorable determination have been taken and as to which the Stockholders have no knowledge that Holdco will not be able to so obtain; (iv) no "prohibited transaction" has occurred with respect to any IFTC Plan that would have a Material Adverse Effect on IFTC.
         (e) All  Contributions  And  Premiums  Paid.  Except  as  specified  in
    Schedule 4.15E, all required contributions to and premium payments or assessments on account of each IFTC Plan have been made or, if not yet due, are reflected as accruals on the books and records of IFTC.
         (f) Claims. Schedule 4.15F sets forth each and every pending or, to the knowledge of the Stockholders, threatened lawsuit, claim or other controversy, involving or affecting IFTC or Holdco, relating to an IFTC Plan, other than claims for benefits in the normal course.
         (g) Retiree Benefits; Certain Welfare  Plans.  Except as  described  in
     Schedule 4.15G and other than as required under Section 601 et seq. of ERISA, no IFTC Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Nothing has occurred with respect to any Employee Plan described in Section 4980B of the Code that could subject IFTC to a tax under Section 4980B of the Code. No Welfare Plan is funded through or associated with a trust or similar funding arrangement. No event has occurred that could result in a loss of any deduction material to IFTC under Section 162(n) of the Code.
     4.16. Contracts. Except for contracts, commitments, plans, agreements and licenses appearing on Schedule 4.16 or any other Schedule to this Agreement, neither Holdco nor IFTC is on the date hereof a party to or subject to:
         (a)  any  contract  or  agreement  or a  series  of  related  contracts or agreements  not fully  performed  for the  purchase  for its own  account of any commodity, material, services or equipment, including without limitation fixed assets, for a price in excess of $100,000;
         (b)  any contract containing covenants limiting the
    freedom of Holdco or IFTC to compete in any line of business or with any person or entity;
         (c) any license agreement (as licensor or licensee) providing for future payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty by Holdco or IFTC upon notice of 60 days or less;
         (d) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, by Holdco or, except in the ordinary course of business, by IFTC; or
         (e) any other contract or agreement or a series of related contracts or agreements which creates future payment obligations of Holdco or IFTC, in excess of $100,000 and which by its terms does not terminate or is not terminable without penalty by Holdco or IFTC upon notice of 60 days or less, except contracts or agreements entered into by IFTC in the ordinary course of business.
    4.17.   No Defaults under Contracts or Agreements.  Neither
IFTC nor Holdco nor, to the knowledge of the Stockholders, any other party thereto, is in default under any material lease, contract, mortgage, promissory note, deed of trust, loan, guaranty or other agreement to which Holdco or IFTC is party, except where such default would not interfere with or otherwise impair the value to Holdco or IFTC of such lease, contract, mortgage, promissory note, deed of trust, loan, guaranty or other agreement.
    4.18. Compliance with Laws. Each of Holdco and IFTC has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted in all material respects; such permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect in all material respects. The conduct of its business by Holdco and IFTC does not violate or infringe, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect in any material respect.
    4.19. Brokers and Finders. Neither the Stockholders, Holdco, IFTC nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for the Stockholders, Holdco or IFTC, in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby other than Kemper Securities, Inc., the fees and expenses of which will be paid by Kemper. The Stockholders will be responsible for any such fees incurred by the Stockholders, Holdco or IFTC in connection with the transactions contemplated hereby.
    4.20. Regulatory Agreements. Except as set forth in Schedule 4.20, IFTC (a) is not a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree or similar action (other than exemptive orders) with or by, or has been required to adopt any board resolution by the Federal Reserve Board, the FDIC or the Missouri Division of Finance or (b) is a party to any material assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree or similar action with or by any other federal, state, local or foreign regulatory authority.
    4.21. Dividends. Between the Commencement Date and the date hereof, except as set forth on Schedule 4.21, IFTC has not declared or paid any dividend or other distribution on capital stock to Holdco and Holdco has not declared or paid any dividend or other distribution on capital stock to the Stockholders.
    4.22. Environmental Matters. Except as set forth on Schedule 4.22, there is no legal, administrative, arbitral or other action, suit or proceeding or, to the knowledge of the Stockholders, governmental investigation of any nature seeking to impose, or that could result in the imposition, on Holdco or IFTC of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of the Stockholders, threatened against Holdco or IFTC, which liability could reasonably be expected to have a Material Adverse Effect on Holdco or IFTC; and neither Holdco nor IFTC is a party to or bound by any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.
     4.23. Absence of Certain Conditions. Except as set forth in Schedule 4.23, there exists no material "out of balance" or similar condition with respect to any customer account maintained by IFTC.

     4.24. Representations and Warranties Regarding Investment Company Clients.
         (a) Definition of Investment Company. As used in this Agreement, the term "Investment Company" shall have the meaning provided in the Investment Company Act of 1940, as amended (the "Investment Company Act"), provided that for purposes of this Agreement the term Investment Company shall include any series thereof and any person that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), Section 3(c)(3), Section 3(c)(11) or Rule 3a-7 of the Investment Company Act.
         (b) Service Contracts and Investment Companies. Schedule 4.24 lists (i) all of the Investment Companies to which IFTC provides services on the date hereof (together with any such Investment Company for which such services are to be provided after the date hereof pursuant to binding contracts, "Investment Company Clients"), (ii) each contract or agreement, and all amendments thereto, in effect on the date hereof relating to IFTC's rendering of Custody Services (as defined in Section 6.4) to any person (together with any such contract or agreement entered into after the date hereof, the "Service Contracts"); and (iii) the assets under custody for each of the Investment Company Clients, at May 31, 1994. IFTC is in material compliance with the terms of each Service Contract, is not currently in default under any of the material terms of any Service Contract, and each Service Contract is in full force and effect with respect to the Investment Company Client and IFTC and no notice to terminate any such Service Contract has been received by IFTC. Except as set forth in the Service Contracts, no consent to assignment is required under the terms of any Service Contract as a result of the transactions contemplated hereby; and, other than with respect to the designated Service Contracts set forth on Schedule 4.24, no consent is required under any Service Contract in order for SSBT to be named as sub-custodian thereunder. True and correct copies of each Service Contract, including a current fee schedule, have been made available to State Street and there are no other terms oral or otherwise that modify the terms of the Service Contracts so furnished in any way that would materially and adversely affect the value to IFTC of such Service Contract.
         (c) Fiduciary Activities. Neither IFTC nor, to the knowledge of the Stockholders, any director, officer or employee of IFTC, has committed any material breach of trust with respect to any fiduciary account.
         (d) Transfer Agent. IFTC is registered as a transfer agent under the Exchange Act.

                                   ARTICLE V

                 CONDUCT OF BUSINESS PRIOR TO THE CLOSING

    5.1.   Conduct Prior to Closing.
         5.1.1. The Stockholders hereby covenant and agree with State Street, that, prior to the Closing, unless the prior written consent of State Street shall have been obtained, and except as otherwise contemplated herein, the Stockholders will cause each of Holdco and IFTC to operate its business, in all material respects, only in the usual, regular and ordinary course and will cause each of Holdco and IFTC to use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises in all respects material to the business, operations, property, assets, liabilities, or condition (financial or otherwise) of Holdco and IFTC, respectively; provided, that, Holdco and IFTC shall each consult with State Street with respect to its investment policies prior to Closing. From the date hereof until the Closing, each of the Stockholders covenants and agrees that, except as otherwise provided in Schedule 2.2 or elsewhere in this Agreement, it will not permit either Holdco or IFTC to do or agree or commit to do, without the prior written consent of State Street, any of the following:
            (a) incur or assume obligations for borrowed money other than in the ordinary course of business;
            (b) other than in accordance with existing policies and scheduled increases described on Schedule 5.1.1(b), (i) grant any increase in compensation to its employees, or to its officers or directors; effect any change in retirement benefits to any employee or officer
        (unless  any  such  change  shall  be  required by  applicable  law); or
        (ii) enter into any employment, severance or similar agreements or arrangements with any director, officer or employee;
            (c) purchase, redeem or otherwise acquire any shares of capital stock of Holdco or IFTC, or declare or pay any dividend or distribution other than, after consultation with State Street, a dividend of the UMB Stock held by IFTC from IFTC to Holdco;
            (d) purchase or otherwise acquire any substantial portion of the assets, or any class of stock of any corporation, bank or business or any foreign debt instruments for IFTC's own account (other than in accordance with IFTC's investment policies after consultation with State Street); merge into any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business; or issue any share of its capital stock or permit any share of its capital stock held in its treasury to become outstanding except in connection with the issuance of directors qualifying shares as required by law which shall be issued subject to repurchase agreements consistent with past practice;
          (e) issue or grant any option, warrant, conversion or stock appreciation right in respect of the capital stock of Holdco or IFTC Stock;
          (f)  propose or adopt any amendments to its charter or Bylaws;
          (g) enter into any type of business materially different from the business as it is conducted by Holdco or IFTC as of the date of this Agreement (as described on Schedule 5.1.1(g) hereto) or create or organize any new subsidiary of Holdco or IFTC or enter into or obtain a financial interest in any joint venture or partnership;
          (h) propose or adopt any material changes to the accounting principles used by Holdco and IFTC except as required by generally accepted accounting principles or regulatory requirements, and then only upon notice to State Street;
          (i) except on an arm's length basis in the ordinary course of business enter into any agreement or transactions with the Stockholders or any of their Affiliates (other than Affiliated Investment Companies) or make any material amendment or modification to any such agreement, except as contemplated by this Agreement or the Transaction Agreements;
          (j) except,  after consultation with State Street, for agreements with new funds or series of  Investment  Companies  that are IFTC  Customers where such new funds or series would be added to an existing Service Contract or where such new funds or series would execute a new agreement in substantially the same form as the existing Service Contract of such Investment Company, enter into any Service Contract for the provision of Custody Services which is not substantially in the form of Exhibit G hereto; or
          (k)  agree or commit to do any of the foregoing.
         5.1.2.   Schedule 4.8 lists certain securities
    currently held by IFTC and Holdco as of August 31, 1994. To the extent neither State Street nor SSBT is or, following the Closing, IFTC will be, permitted under applicable law to hold any of such securities, upon written request of State Street such securities shall be disposed of in an orderly manner prior to the Closing. Holdco shall provide to State Street in writing an update to Schedule 4.8, including the cost and fair market value of such securities, at least forty-five days prior to Closing and State Street shall give written notice to the Stockholders at least twenty days prior to Closing as to which of those securities, if any, must, pursuant to this
    Section 5.1.2, be disposed of prior to Closing; provided that in the event the Closing does not occur, State Street will reimburse IFTC promptly upon request for reasonable expenses and losses incurred in connection with such disposition, unless the Closing does not occur due to a breach of this Agreement by the Stockholders.
     5.2. Consents and Approvals. Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the others and use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and contractual arrangements to consummate and make effective the transactions contemplated by this Agreement and the Transaction Agreements, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and thereby. The Stockholders and State Street hereby covenant and agree to take no action
(a) which would render any of their representations and warranties contained herein untrue at and as of the Closing except as otherwise contemplated herein or (b) which would materially and adversely affect the ability of any of them to satisfy any of the conditions set forth in Article VII, including without limitation the ability to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or by the Transaction Agreements or materially increase the period of time necessary to obtain such approvals; provided, however, that, prior to Closing, State Street will not seek to prevent the Stockholders from taking any action, or causing IFTC to take any action, that the Stockholders reasonably deem necessary to confirm that neither the Federal Reserve Board, the FDIC nor the Missouri Division of Finance will take any enforcement action against the Stockholders, Holdco, IFTC or Conseco, Inc. with respect to, in the case of the Federal Reserve Board, a loss of the exception provided in 12 U.S.C. [Section Mark] 1841(c)(2)(I) or, in the case of the FDIC, violations of the federal Change in Bank Control Act, or in the case of the Missouri Division of Finance, violations of Missouri bank regulatory law, in each case, arising out of the acquisition of the parent of Kemper by Conseco, Inc. The Stockholders shall provide written notice to State Street of any actions to be taken pursuant to the foregoing proviso at least ten days prior to the taking of such action. In the event that such action results in the inability of the Stockholders to satisfy any of the conditions to Closing set forth in Article VII hereof, State Street may terminate this Agreement in accordance with the provisions of Section 9.1 hereof. If State Street does not so elect to terminate, any such condition to Closing shall be deemed to have been waived.
         5.2.1. State Street, with the cooperation of Holdco, IFTC and the Stockholders, shall prepare and file, provide advance copies to and consult with the Stockholders regarding, all notices, applications, correspondence, and other filings in connection with the approvals and notifications set forth on Schedule 2.2 hereto. The Stockholders will provide advance copies to and consult with State Street regarding all notices, applications, correspondence and other filings made with bank regulatory authorities relating to the exception provided in 12 U.S.C. [Section Mark] 1841(c)(2)(I) and issues under the federal Change in Bank Control Act or Missouri bank regulatory law in each case arising out of the acquisition of the parent of Kemper by Conseco, Inc.
         5.2.2. To the extent that deposit or other accounts maintained by IFTC pursuant to such Service Contract may not be transferred without the consent or approval of another party thereto, upon the reasonable request of State Street, the Stockholders shall cause IFTC to use all reasonable efforts to obtain any such consent or to amend the agreement such that no consent is required.
         5.2.3. Prior to Closing, the Stockholders and IFTC, at the request of and in cooperation with State Street, shall obtain all required consents to the appointment of SSBT as sub-custodian under IFTC's existing Service Contracts with the Affiliated Investment Companies.
    5.3.   Actions Prior to the Closing.
         (a) Prior to the Closing, at State Street's request, IFTC will take all actions necessary to comply with the provisions of applicable law and to obtain the approvals set forth on Schedule 2.2.
         (b) If any of the actions described in Section 5.3(a) are effected prior to Closing and this Agreement is terminated in accordance with Article IX hereof, State Street, Holdco and the Stockholders shall cooperate with each other and use reasonable best efforts to reverse such changes and restore the business of IFTC to its pre-existing form; provided that in the event the Closing does not occur, State Street will reimburse promptly upon the request of IFTC, reasonable expenses and losses incurred by IFTC in connection with such actions, unless the Closing does not occur due to a breach of this Agreement by the Stockholders.
         (c) Prior to the Closing, each of (i) the Investment Advisory Agreement dated as of January 1, 1994 between Kemper Asset Management Company and IFTC, (ii) the Rate Risk Analyst Agreement dated as of June 1, 1993 between Smith Breeden Associates, Inc. ("Smith Breeden") and IFTC; and (iii) the Fixed Income Portfolio Advisory Agreement dated as of June 1, 1993 between Smith Breeden and IFTC shall be terminated, without cost to State Street, Holdco or IFTC.
         (d) At or prior to the Closing, the JV Agreement shall be terminated without cost to State Street, Holdco or IFTC.
         (e) Not more than 30 days prior to the Closing, (x) Holdco and IFTC shall have billed the Stockholders and their Affiliates for all amounts due and payable to Holdco or IFTC, and the Stockholders and their Affiliates shall have billed Holdco and IFTC for all amounts due and payable to the Stockholders and their Affiliates, and (y) immediately prior to the Closing, no amounts shall be due and owing to Holdco or IFTC from the Stockholders or their Affiliates, and no amounts shall be due and owing to either of the Stockholders and their Affiliates from Holdco or IFTC, in each case other than such amounts in the ordinary course of business and not more than 60 days overdue.
    5.4. Control. It is the intention of the parties that nothing contained in this Agreement shall be construed to provide State Street with direct or indirect control of IFTC under 12 U.S.C. [Section Mark] 1841(c)(2)(I).
                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1. Current Information. Unless restricted by law, during the period from the date of this Agreement to the Closing, the Stockholders on the one hand and State Street on the other hand will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other party with respect to the status of the ongoing operations of IFTC and State Street. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party which would, in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated hereby or by the Transaction Agreements, and each party will keep the other party fully informed with respect to such events. Each party will also notify the other party of the status of regulatory applications and third party consents related to the transactions contemplated hereby.
    6.2.   Access, Information and Confidentiality.
         (a) The Stockholders shall ensure that upon reasonable notice, IFTC shall afford to State Street and its representatives (including, without limitation, officers and employees of State Street and their authorized agents, counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Closing Date to its books, records (including, without limitation, tax returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel, customers and to such other information related to the transactions contemplated herein as State Street may reasonably request, unless restricted by law.
         (b) Upon reasonable notice, State Street shall provide to the Stockholders and their representatives (including, without limitation, officers and employees of the Stockholders and their authorized agents, counsel, accountants and other professionals retained) such access during normal business hours, throughout the period prior to Closing Date to its personnel with respect to information related to the transactions contemplated herein as the Stockholders may reasonably request, unless restricted by law.
         (c) Each party to this Agreement shall hold, and shall cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a banking or other regulatory authority is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other parties or Holdco or IFTC (or, if required under a contract with a third party, such third party) furnished it by such other party (or Holdco or IFTC) or its representatives pursuant to this Agreement, including without limitation the provisions of Section 6.12, (except to the extent that such information can be shown to have been (a) previously known by such party on a non- confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished or by Holdco or
    IFTC), and none of the parties (nor Holdco or IFTC) shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities. In the event that a party to this Agreement becomes compelled to disclose any Information in connection with any necessary regulatory approval or by judicial or administrative process, such party shall provide the party who provided such Information (the "Disclosing Party"), with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive the terms of the Confidentiality and Nondisclosure Agreement dated as of May 31, 1994, as amended, between State Street, Holdco, the Stockholders and IFTC (as so amended, the "Confidentiality Agreement"). In the event that such protective order, other remedy or waiver is not obtained, only that portion of the Information which is legally required to be disclosed shall be so disclosed. In addition, all information furnished to State Street and its advisors, representatives, directors and officers, and all analyses, compilations, data, studies or other documents prepared by State Street or its advisors or representatives containing or based in whole or in part on any such furnished information or reflecting State Street's review of, or interest in, IFTC (the "Evaluation Material") shall be used solely as set forth and permitted by the Confidentiality Agreement. In the event of the termination of this Agreement, State Street shall return or destroy all Evaluation Material (including copies thereof) pursuant to the terms of the Confidentiality Agreement and otherwise comply with the terms and provisions of the Confidentiality Agreement. The terms and provisions of the Confidentiality Agreement (except as they apply to employees of IFTC) shall survive the Closing.
    6.3. Intentionally Omitted.
    6.4. Noncompetition.
         (a) For a period of five years following the Closing Date, neither of the Stockholders nor any of their Affiliates, (i) will solicit IFTC's employees or will solicit any customer of IFTC who is a customer of IFTC as of the date hereof or on the Closing Date or any customer of IFTC during such five-year period (collectively, the "IFTC Customers")or seek to persuade any such employee or customer to terminate their relationship with IFTC; (ii) will provide services to any IFTC Customer of the type theretofore provided to such IFTC Customer by IFTC, including without limitation Custody Services, or provide Custody Services to any Affiliated Investment Company of either DST or Kemper (as defined in Section 6.5), whether or not such Affiliated Investment Company is a IFTC Customer; (iii) will assist any IFTC Customer in internalizing a function previously received from IFTC (unless requested by IFTC after the Closing); or (iv) will seek to merge, consolidate, transfer all or substantially all the assets of any Affiliated Investment Company into any entity that is not or does not become at the time of such transaction an IFTC Customer, a customer of any Affiliate of IFTC or an Affiliated Investment Company; provided that no violation of the covenant in 6.4(a)(iv) will occur with respect to one transaction per annum for each Stockholder involving an Affiliated Investment Company where the assets under custody to be lost by IFTC are less than $100 million in each such transaction or a transaction of the type referred to in Section 6.4(a)(iv) which is consented to by State Street; and provided, further that this Section 6.4(a) shall not prevent (x) the Stockholders and their Affiliates from engaging in the Reserved Business or in offering or providing the Reserved Business to an IFTC Customer which has terminated receiving such services from IFTC so long as such Stockholder offering or providing such Reserved Business has not solicited or encouraged (except as permitted by Section 6.5 hereof) such IFTC Customer to terminate receiving such services from IFTC; or (y) DST from providing portfolio accounting services to any person other than an IFTC Customer who receives portfolio accounting services from IFTC as of the date hereof; or (z) DST from providing portfolio accounting services to an IFTC Customer who receives portfolio accounting services from IFTC as of the date hereof, if such IFTC Customer has ceased receiving such services from IFTC and has used a provider of such services other than DST or any affiliate of DST for at least one year thereafter before DST agrees to provide such services to such IFTC Customer.
         (b) Notwithstanding the provisions of Section 6.4(a), if, but only if in connection with the exercise of its fiduciary duties to an Affiliated Investment Company, a Stockholder or its Advisory Affiliate is not able to comply with the provisions of Section 6.5(a) with respect to such Affiliated Investment Company, such Stockholder or its Advisory Affiliate may, after prior written notice to State Street, recommend that such Affiliated Investment Company terminate its relationship with IFTC.
         (c) If any of the restrictions set forth in Section 6.4(a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforcement of the remainder of such restrictions and covenants shall not thereby be adversely affected. Each of the Stockholders, and State Street agree that, if any provision of this
    Section 6.4 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, the Stockholders and State Street agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.
         (d)  For purposes of this Agreement:
         "Affiliate" (unless the context otherwise requires) of
    any person shall mean with respect to DST, Janus Capital Corporation and from such time as DST or its Affiliates own at least 50% of Berger Associates, Inc., Berger Associates, Inc. and, with respect to Kemper, DST, or State Street, any person directly or indirectly controlling, controlled by or under common control with such other person, except that none of
    Conseco, Inc. or its subsidiaries as of the date hereof shall be an Affiliate of Kemper.
         "Custody Services" shall mean the provision of safekeeping and/or related services to institutional clients with respect to their cash, securities or other assets, including but not limited to (i) custody and safekeeping of assets, (ii) related settlement of securities transactions and reporting thereof, (iii) related determination and collection of income on securities, (iv) related cash disbursements and reporting cash transactions, (v) maintenance of investment ledgers and position and income reports, including account ledgers, statements of account, asset status lists and investment reviews and (vi) all portfolio accounting services including but not limited to the financial and tax recordkeeping related to, income, disbursements, corporate actions, interest, dividends and expenses of Investment Companies including but not limited to the calculation of total assets, net assets, net asset value per share or unit, the preparation of financial statements and related functions ("Fund Accounting Services"); provided, that, Custody Services provided to Investment Companies affiliated with Kemper and Investment Companies affiliated with the Janus Capital Corporation shall not include Fund Accounting Services; and provided, further that Custody Services shall not include the provision of the services ("Services") described in the following clauses (A)-(D) by either of the Stockholders or its Affiliates that is a broker-dealer registered as such with the SEC: (A) securities or commodities accounts, (B) execution services of any sort, (C) other than to Investment Companies, custodial and related services customarily associated with the securities brokerage and clearing businesses, including without limitation in each case all services of the type currently provided by Kemper Clearing Corp., and (D) securities and commodities quotation services and data processing, telecommunications and related services of the type currently provided by Beta Systems, Inc.
         "Reserved Business" shall mean the provision of (i) Transfer Agent Services and Services to IFTC Customers and others, whether directly or through subcontract arrangements and (ii) the TRAC-2000[TM] or KemFlex systems for retirement plan participant recordkeeping and compliance.
         "Transfer Agent Services" shall mean any or all of the services, functions or activities of a transfer agent, on a remote or a full-service basis including but not limited to the functions of dividend disbursing agent, registrar, and shareholder liaison functions, and (i) the maintenance, updating and reporting of shareholder or equivalent ownership of shares, units or partnership interests in such accounts, (ii) the preparation and input of all orders for purchases, exchanges, redemptions and transfers of such shares, units or partnership interests and any reconciliations, settlements and mailings relating thereto, (iii) responding to inquiries from existing and prospective shareholders, unitholders, partners, or broker-dealers, (iv) reconciling all internal accounts, such as incoming cash and settlement wires, (v) tax preparation, materials or reports for shareholders, unitholders or partners, and reporting and compliance in connection therewith,(vi) recordkeeping for shareholders, unitholders or partners in accordance with applicable law, rules and regulations, (vii) workflow management, (viii) activities relating to proxy solicitation and tabulation, (ix) escheatment accounting and reporting, (x) fulfillment services, (xi) forms design, (xii) printing and mailing, (xiii) bank account reconciliation, (xiv) blue sky compliance, and (xv) exchange or conversion agent.
     (e) Allocation of Purchase Price. For federal, state, and local income tax purposes, State Street and the Stockholders hereby agree that no portion of the Acquisition Consideration shall be allocated to the covenants contained in Section 6.4 or Section 6.5 hereof.

6.5. Recommendation of IFTC.
         (a) To the extent consistent with its fiduciary duties and other applicable law, until the fifth anniversary of the Closing Date,
            (i) with respect to the Investment Companies listed on Schedule 6.5A for which DST or any of its affiliates listed on Schedule 6.5B (the "Advisory Affiliates") serves as investment advisor, DST or the appropriate Advisory Affiliate shall recommend IFTC and use its reasonable best efforts to ensure the continuation or appointment of IFTC as the provider of Custody Services (including the provision of Custody Services by a subcustodian appointed by IFTC) of such Investment Company's assets; DST or the appropriate Advisory Affiliate shall recommend IFTC as the provider of Custody Services (including the provision of Custody Services by a subcustodian appointed by IFTC) to each Investment Company which is a new start-up Affiliated Investment Company (as hereinafter defined) created by an Advisory Affiliate after the date of this Agreement; and
            (ii) with respect to the Investment Companies listed on Schedule 6.5C for which Kemper serves as investment advisor, Kemper shall recommend IFTC and use its reasonable best efforts to ensure the continuation or appointment of IFTC as the provider of Custody
          Services (including the provision of Custody Services by a subcustodian appointed by IFTC) of such Investment Company's assets; and Kemper shall recommend IFTC as the provider of Custody Services (including the provision of Custody Services by a subcustodian appointed by IFTC) to each Investment Company which becomes an Affiliated Investment Company after the date of this Agreement.
     An Affiliated Investment Company with respect to DST shall mean an Investment Company having DST or an Advisory Affiliate as its investment advisor and a distributor or principal underwriter of which is a principal underwriter of one or more of the Investment Companies listed on Schedule 6.5A, and an Affiliated Investment Company with respect to Kemper shall mean an Investment Company having Kemper as its investment advisor, sponsor, or depositor and Kemper or a subsidiary of Kemper as its distributor or principal underwriter.

         (b) DST hereby agrees that it will not sell substantially all the assets or stock or allow a merger of DST or any of DST's Advisory Affiliates unless the transferee agrees in writing that for the remaining balance of the five year period commencing with the Closing Date, it will (i) not provide Custody Services to any Affiliated Investment Company of the acquired DST Advisory Affiliate other than services provided by such transferee at the time of such sale or merger; (ii) not seek to merge, consolidate, or transfer all or substantially all the assets of any Affiliated Investment Company if the result of such transaction is that IFTC will no longer provide Custody Services to such Affiliated Investment Company of DST or the acquired DST Advisory Affiliate, as the case may be; and (iii) be bound by the provisions of Section 6.5 as respects the Affiliated Investment Companies of the acquired Advisory Affiliate existing at the time of such sale or merger.
         (c) Kemper hereby agrees that it will not sell substantially all the assets or stock or allow a merger of Kemper unless the transferee agrees, in writing that for the remaining balance of the five year period commencing with the Closing Date, it will (i) not provide Custody Services to any

    Kemper Affiliated Investment Company other than services provided by such transferee at the time of such sale or merger; (ii) not seek to merge, consolidate, transfer all or substantially all the assets of any Affiliated Investment Company if the result of such transaction is that IFTC will no longer provide Custody Services to such Affiliated Investment Company; and
    (iii) be bound by the provisions of Section 6.5 as respects the Kemper Affiliated Investment Companies existing at the time of such sale or merger.
         (d) The provisions of Section 6.5 shall only apply to Investment Companies and series thereof registered under the Investment Company Act.
         (e) The provisions of Section 6.5 shall not apply to Custody Services with respect to assets located outside of the United States and cash items related thereto.

     6.6. Expenses. The Stockholders, Holdco, IFTC and State Street each shall pay their own expenses incident to preparing for, entering into and carrying out this Agreement and the Transaction Agreements, including legal and accounting fees and expenses.
    6.7. Press Releases. State Street and the Stockholders will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either party may make such disclosures as are required by law after making reasonable efforts in the circumstances to consult in advance with the other party.

    6.8.   Employee Benefits and Other Matters.
          (a) In General. Except as otherwise provided in this Agreement, or as otherwise agreed by DST and State Street, each Holdco Plan shall terminate as to IFTC and each employee employed by IFTC as of and after the Closing, and neither State Street nor IFTC will thereafter have any liability with respect thereto other than those liabilities reflected on the Consolidated Financial Statements or, as to such liabilities accruing after June 30, 1994, are accrued on the books and records of Holdco and IFTC in the ordinary course of business the amount of which accruals shall be paid to DST as promptly as practicable after such Holdco Plan terminates as to IFTC.
         (b) Future Benefits. To the extent State Street wishes to provide employees of IFTC with benefits similar to those provided by IFTC as of the Closing, State Street, at its own expense, may request the Stockholders to use their reasonable best efforts to take any one or more of the actions set forth in (i) and (ii) below, with respect to any one or more Holdco Plan, and Stockholders shall comply, using their reasonable best efforts, with such requests:

          (i) Where benefits are provided through an insurance or reinsurance contract or policy, HMO agreement, or similar agreement, (A) to take all steps necessary to cause separate insurance or reinsurance contracts or policies, HMO agreements, or similar agreements to be established solely in the name of IFTC on terms substantially similar to those in effect as of the Closing Date, or, if State Street directs,
         (B) to take all steps necessary in order for IFTC to continue to participate in any employee benefit plan in which IFTC's employees currently participate for a period specified by State Street at a cost that is substantially similar to what IFTC and its employees would have paid had IFTC remained a participant in such plan or that is otherwise mutually agreed upon by State Street and DST.
          (ii) Where benefits are provided through a Holdco Plan intended to be qualified under Code section 401(a), to take all steps necessary to transfer assets in respect of IFTC employees to be transferred to a separate trust established by IFTC or State Street in a manner consistent with the Code and ERISA at such time after the Closing as State Street shall direct.

    6.9. Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise, shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

    6.10. Acquisition Proposals. Each of the Stockholders agrees that neither it nor its Affiliates nor any of the respective officers and directors of the Stockholders or any such Affiliates shall, and the Stockholders shall direct and use their best efforts to cause their employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any Stockholder and the directors, officers and employees of IFTC and Holdco) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Holdco or IFTC (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and such Stockholder will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.10, and such Stockholder will notify State Street immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with either Stockholder.

     6.11. Director Resignations. The Stockholders shall obtain the director resignations referred to in Section 7.2.6.

    6.12. Notification of Certain Matters. The Stockholders shall give prompt notice to State Street of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by either of them or IFTC subsequent to the date of this Agreement and prior to the Closing Date, under any material contract; (ii) any event, transaction or incident which, had it existed or occurred prior to the date of this Agreement, would have constituted a breach of the representations and warranties of the Stockholders contained herein; and (iii) any Material Adverse Effect on IFTC. To the extent a party acknowledges in reasonable detail by notice to the other parties at least five business days prior to the Closing its inability to satisfy the condition set forth in Section 7.2.1 or 7.3.1, as the case may be, and thereafter if the Closing occurs, then the party receiving such notice shall be deemed to have waived its rights and claims, if any, with respect to such failure under this Agreement.

    6.13. Preservation of Relationships. State Street hereby agrees to make available to or for the benefit of the Stockholders, either directly or indirectly through one of its Affiliates, the same services, set forth on
Schedule 6.13A, provided by IFTC to or for the benefit of the Stockholders during the six-month period ended June 30, 1994 for a period of five years from the Closing Date. State Street also hereby agrees to make available, or cause IFTC to make available, to the Stockholders, either directly or indirectly, those services provided to or for the benefit of the Stockholders which are set forth on Schedule 6.13B for a period of three years from the Closing Date.

    6.14. Change of Control. In the event of a change of control occurring prior to the fifth anniversary of the Closing, such that any person or entity, other than an entity which is a bank or a bank holding company or any Affiliates thereof immediately prior to such change of control, controls more than 50% of the State Street Stock, either Stockholder may terminate its obligations under Sections 6.4 and 6.5 hereof, as such obligations relate to its Affiliated Investment Companies, upon providing a notice to State Street with respect to such termination.

    6.15.   Taxes.
         (a) Holdco shall file consolidated federal income Tax Returns and consolidated Missouri income Tax Returns including IFTC for the year ended December 31, 1993, for the year ended December 31, 1994 (if the Closing occurs after that date), and for the short year ending on the Closing Date (whenever the Closing occurs), and Holdco and IFTC shall each file all separate Tax Returns required to be filed by each of them for any period; provided, however, that the Stockholders shall have no liability for any failure of Holdco or IFTC to file any Tax Return whose due date (including extensions) is after the Closing Date. Except to the extent the regulations adopted by Treasury Decision 8560 require otherwise, the income of Holdco and IFTC included in any Tax Return for a period ending on the Closing Date shall be determined by closing the books of Holdco and IFTC as of the end of the Closing Date. All Holdco and IFTC federal and state income, bank franchise and earnings, Tax Returns filed after the Closing for any periods ending on or prior to the Closing Date shall be prepared by Ernst & Young and shall be prepared consistent with past practice. No Tax Return or application filed after the date of this Agreement and prior to Closing shall change, or request any change in any method of accounting of IFTC unless State Street consents in writing, which consent shall not be unreasonably withheld.
         (b) The Stockholders acknowledge that, immediately after the Closing, State Street intends that Holdco will be merged into State Street.

                                  ARTICLE VII
                                   CONDITIONS

    7.1. Conditions to Each Party's Obligation to Consummate the Closing. The respective obligations of each party to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:
         (a) The regulatory approvals set forth on Schedule 2.2 in connection with the purchase contemplated by this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby shall have been obtained without any condition which would have a Material Adverse Effect on State Street; all conditions required to be satisfied prior to the Closing imposed by the terms of such approvals shall have been satisfied; all waiting periods relating to such approvals shall have expired; and all notifications to any regulatory authorities that are required shall have been made.
         (b) None of State Street, SSBT, the Stockholders, Holdco or IFTC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.
         (c) The Transaction Agreements shall have been executed and delivered by the parties thereto.
         (d) The parties hereto shall each have received an opinion of its counsel in form and substance reasonably satisfactory to it that the transactions contemplated hereby will qualify as tax-free under Section 368 of the Code.

    7.2.   Conditions to Obligation of State Street to
Consummate the Closing. The obligations of State Street to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:
         7.2.1. Representations and Warranties. The representations and warranties of the Stockholders set forth in Articles III and IV hereof shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality or a Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects), as of the Closing, as if made at and as of the Closing, and State Street shall have received a signed certificate which is to the knowledge of a principal executive officer of each of the Stockholders to that effect; provided, however, that it is understood and agreed that no representation and warranty contained in Section 4.14 shall be considered untrue and incorrect unless such inaccuracy would have a Material Adverse Effect on Holdco and IFTC taken as a whole.
         7.2.2. Performance of Obligations. The Stockholders shall have performed and complied in all material respects with all obligations required to be performed or complied with by each of them under this Agreement and the Transaction Agreements prior to the Closing, and State Street shall have received a signed certificate which is to the knowledge of a principal executive officer of each of the Stockholders to that effect.
         7.2.3. Absence of Material Change. Other than events to which State Street provides its consent resulting from obtaining the regulatory approvals set forth on Schedule 2.2, there shall not have been a Material Adverse Effect on Holdco or IFTC since December 31, 1993, and State Street shall have received a signed certificate which is to the knowledge of a principal executive officer of each of the Stockholders to that effect.
         7.2.4. No Dividends or Distributions. Holdco shall not have made any dividends or distributions to the Stockholders since March 31, 1994, and State Street shall have received a signed certificate of a principal executive officer of each of the Stockholders to that effect.
         7.2.5. Customer Base. Between May 31, 1994 and the Closing, IFTC Customers shall not have terminated, or given notice to terminate, Service Contracts (other than with Affiliated Investment Companies) relating to
    customer   assets  which   represented   assets  under   custody   equal  to
    $13,041,416,695, provided, that in determining compliance with this condition, assets under custody received from customers new to IFTC after May 31, 1994 may be used to offset losses of assets, under custody; and State Street shall have received a signed certificate which is to the knowledge of a principal executive officer of each of the Stockholders to that effect.

         7.2.6. Resignations of Directors and Officers. The members of the Board of Directors of Holdco and IFTC and the officers of Holdco shall have delivered (i) resignations dated as of the Closing Date in form and substance reasonably satisfactory to State Street and (ii) certificates representing their shares of IFTC Stock, endorsed in blank.
         7.2.7. Legal Opinions. State Street shall have received a legal opinion dated the Closing, from counsel of the Stockholders, Holdco and IFTC with respect to the transactions contemplated herein and in the Transaction Agreements in substantially the forms as set forth in Exhibits C and D hereto.
         7.2.8. Other Agreements. Each of (i) the Lease between IFTC and DST, substantially in the form attached hereto as Exhibit E and (ii) the amendment to the Service Agreements between Kemper and IFTC relating to the provision by Kemper of Transfer Agent Services as an agent of IFTC, substantially in the form attached hereto as F-2; (iii) sufficient documentation in accordance with the terms described on Schedule 7.2.8 memorializing Kemper's obligations to IFTC with respect to the non resident alien status of certain IFTC Customers as disclosed as item 9 on Schedule
    4.14 shall have been executed and delivered by Kemper and IFTC in form and substance reasonably satisfactory to State Street; and (iv) the General Services Agreement between DST and IFTC in the form attached hereto as Exhibit K.
         7.2.9. Affiliated Investment Company. No Affiliated Investment Company shall have terminated (nor shall notice to terminate have been received with respect to) any agreement, understanding or relationship with IFTC relating to the provision of portfolio accounting and custody services currently provided by IFTC to such Affiliated Investment Company and either internalized such function or entered into similar arrangements with another provider of such services.
          7.2.10. Tax Certificate. The Stockholders shall have executed and delivered to State Street a certificate with respect to the transactions contemplated hereby, dated as of the Closing Date, in substantially the form set forth as Exhibit H hereto.
          7.2.11.   Intentionally Omitted.
          7.2.12. United Missouri Bank. Since September 15, 1994, IFTC shall not have taken any action to amend its existing contractual service arrangements with United Missouri Bank, N.A. without the prior written consent of State Street.

    7.3. Conditions to Obligation of the Stockholders to Consummate the Closing. The obligations of the Stockholders to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

         7.3.1. Representation and Warranties. The representations and warranties of State Street set forth in Article II hereof shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality or a Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing as though made at and as of the Closing, except as otherwise consented to in writing by the Stockholders and the Stockholders shall have received a signed certificate which is to the knowledge of a principal executive officer of State Street and is to that effect.
         7.3.2. Performance of Obligations. State Street shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement and the Transaction Agreements prior to the Closing, and the Stockholders shall have received a signed certificate which is to the knowledge of a principal executive officer of State Street and is to that effect.
         7.3.3. Absence of Material Change. There shall not have been a Material Adverse Effect on State Street since December 31, 1993, and the Stockholders shall have received a signed certificate which is to the knowledge of a principal executive officer of State Street and is to that effect.
          7.3.4. Legal Opinion. The Stockholders shall have received a legal opinion dated the Closing from counsel to State Street, with respect to the transactions contemplated herein and in substantially the form as set forth as Exhibit I hereto.
          7.3.5. Tax Certificate. State Street shall have executed and delivered to Holdco and the Stockholders a certificate with respect to the transactions contemplated hereby, dated as of the Closing Date, in substantially the form set forth as Exhibit J hereto.

     7.4. Best Efforts. From the date hereof until the Closing Date, each of the parties agrees to take or use its reasonable best efforts to cause to be taken all actions necessary to satisfy the conditions to the Closing set forth in this
Article VII; provided, however, that this Section 7.4 shall not be deemed to require the Stockholders to remedy or dispose of any matters disclosed by either of them pursuant to Section 6.12.

                                  ARTICLE VIII
                          INDEMNIFICATION AND REMEDIES

    8.1. General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the Stockholders and State Street hereby each acknowledge that in the event of the breach by the Stockholders or State Street or any of their Affiliates of any of the covenants made by them in this Agreement, money damages would be an inadequate remedy.
Accordingly, without prejudice to the rights of the parties also to seek indemnification or other remedies, the parties may seek, and the parties acknowledge and covenant that neither they nor their Affiliates will contest the propriety and availability of, injunctive or other equitable relief in any proceeding which a party hereto may bring to enforce any covenant in this Agreement on its express and explicit terms. No waiver of any breach of any covenant in this Agreement shall be implied from any forbearance or failure of a party to take action thereon.

    8.2.  Stockholders'   Indemnification   Covenants.  The  Stockholders  shall
severally,  with  respect to each of their  representations  and  warranties  in
Article III hereof, and jointly and severally, with respect to all other claims for indemnification hereunder, indemnify, save and keep State Street, SSBT, their directors, officers and controlling persons, Holdco and IFTC and their successors and assigns, harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including reasonable attorneys' and expert witness fees), damages and expenses, including, without limitation, those asserted by any federal, state, local or foreign governmental entity, third party, or former or present employee, (herein referred to collectively as "Losses"), sustained or incurred by State Street, SSBT any such director, officer or controlling person, Holdco, IFTC, or their respective successors or assigns to the extent any such Loss arises out of or by virtue of
          (i) any inaccuracy in a representation or warranty made by the Stockholders to State Street herein (as such representation or warranty would read if all qualifications as to materiality were deleted from
         it); and
          (ii) the breach or nonfulfillment of, or noncompliance with, any covenant or agreement of the Stockholders (including those covenants and agreements referring to their Affiliates) made by the Stockholders herein.

    8.3. State Street's Indemnification Covenants. State Street shall indemnify, save and keep the Stockholders, their directors, officers and controlling persons and their successors and assigns, harmless against and from all Losses sustained or incurred by the Stockholders, any such director, officer and controlling person or their successors or assigns, to the extent such Loss arises out of or by virtue of

          (i) any inaccuracy in a representation or warranty made by State Street to the Stockholders herein (as such representation or warranty would read if all qualifications as to materiality were deleted from
         it); and
          (ii) the breach or nonfulfillment of, or noncompliance with, any covenant or agreement of State Street (including those covenants and agreements referring to its Affiliates) made by State Street herein.
Any payments made by State Street pursuant to this Section 8.3 as such payments may be adjusted pursuant to Section 8.4 shall be made through the issuance of shares of State Street Stock at a per share value equal to the Acquisition Consideration divided by the Number of Shares. All shares of State Street Stock issued to the Stockholders pursuant to this Section 8.3 shall be "Registrable Securities" as defined in the Registration Rights Agreement.

    8.4.   Tax Consequences of Indemnification Payments.
     (a) The amount of any indemnity payment required to be made pursuant to Sections 8.2 or 8.3 hereof shall be adjusted as follows to make the Indemnified Party whole on an after-tax basis:
          (i) To the extent that an Indemnified Party will realize any Tax benefit or will suffer any Tax detriment as a result of (x) the payment or accrual of a Loss that is indemnified by the Indemnifying Party pursuant to this Article VIII, or (y) the receipt of an indemnity payment in connection therewith, the amount of such indemnification payment shall be:
            (A) increased by the sum of the net present values of all Tax detriments that will be suffered by the Indemnified Party, and

            (B) decreased by the sum of the net present values of all Tax benefits that will be realized by the Indemnified Party.

          (ii) In making determinations under Section 8.4(a)(i), the following rules shall apply:
            (A) The determination under Section 8.4(a)(i) shall be made as of the due date (determined without regard to extensions) of the federal income Tax Return of the Indemnified Party for the year in which the Loss subject to indemnification under Sections 8.2 or
            8.3 occurs;

            (B) A Tax benefit realized or a Tax detriment suffered in a particular tax year will be deemed to be realized or suffered for purposes of this Section 8.4 on the due date (determined without regard to extensions) of the federal income Tax Return of the Indemnified Party for that year;

            (C) Benefits and detriments will be discounted annually at a discount rate equal to the Mid-Term Applicable Federal Rate under Code Section 1274(d) on the date the Loss subject to indemnification under Sections 8.2 or 8.3 was incurred.

    (b) As soon as possible after a claim has been made under Sections 8.2 or 8.3, the Indemnified Party shall provide a notice (the "Notice") certified by its independent auditors to the Indemnifying Party stating the adjustment, if any, required under this Section 8.4 to the indemnification payment claimed under Sections 8.2 or 8.3. The calculations set forth in the Notice shall be presumed to be correct and binding on the parties absent manifest error.
    (c) The Indemnified Party shall use all reasonable efforts to maximize any Tax benefit or minimize any Tax detriment that might affect any indemnity payment under this Article VIII.
    (d) All indemnity payments made pursuant to this Article VIII not resulting in a Tax detriment to the Indemnified Party under Section 8.4(a)(i)(A) shall be treated for Tax purposes as adjustments to the Acquisition Consideration if paid by State Street and deemed to be a contribution to capital if paid by the Stockholders.

    8.5. Direct Claims. With respect to claims by the parties for indemnification hereunder other than a Third Party Claim, the Indemnified Party shall use reasonable efforts promptly to notify the Indemnifying Party of such claims, but, subject to Section 8.10(a), failure of the Indemnified Party so to give notice to the Indemnifying Party shall not affect the rights of Indemnified Party to indemnification hereunder, except if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice.

    8.6.   Intentionally Omitted.

    8.7. Subrogation. The party against whom a claim for indemnification has been asserted ("Indemnifying Party") shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the party being indemnified hereunder ("Indemnified Party") and the Indemnifying Party shall not be subrogated to any right of action until it has paid in full or successfully defended against the claim for which indemnification is sought and shall be subrogated to any such right of action once it has been paid in full or successfully defended against the claim for which indemnification is sought.

    8.8. Third Party Claims. Forthwith following the receipt of notice of a claim, action or proceeding brought by a third party, which a party claims is subject to indemnification under this Article VIII (a "Third Party Claim"), the party receiving the notice of the Third Party Claim shall notify the other party of its existence. Subject to Section 8.10(a), the failure to give such notice shall not affect the right of the Indemnified Party to indemnity hereunder unless such failure has materially and adversely affected the rights of the Indemnifying Party. Subject to the remaining provisions of this Section 8.8, if an Indemnified Party is entitled to indemnification against a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to defend against and settle any litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. As long as the
Indemnified Party retains its right to defend and (except as hereinafter provided) settle a Third Party Claim as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other reasonable expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said reasonable attorneys' fees and other reasonable expenses. The Indemnified Party may also at any time, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. Notwithstanding the foregoing, if:
          8.8.1. the defense of a Third Party Claim is so tendered and such tender is accepted without qualification by the Indemnifying Party; or
         8.8.2. within sixty (60) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 8.8, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Section 8.8 in writing to the Indemnified Party;
then the Indemnified Party shall not have the right to defend or settle such Third Party Claim and the Indemnifying Party shall have the sole right to contest, defend, litigate and settle the Third Party Claim, and all expenses (including without limitation attorney's fees) incurred by the Indemnifying Party in connection therewith shall be paid by the Indemnifying Party and shall not be subject to the minimum dollar amount of $1,500,000 contained in Sections 8.10(b) and (c) and the minimum dollar amount of $10,000 contained in Section 8.10(d) hereof. All Claims settled by an Indemnifying Party in an amount in excess of $22,500,000 shall require the consent of the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to defend and settle as herein provided. Notwithstanding the foregoing, the party defending and settling such Third Party Claim shall lose its right to defend and settle the Third Party Claim if it shall fail to contest responsibly under the facts and circumstances the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this
Article VIII shall relieve it of such obligations to the extent they exist.

    At the request of the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of any Third Party Claim, including but not limited to, providing documents, personnel and related record research reasonably necessary to defend any such claim.

    8.9. Insurance. Each Indemnified Party shall be obligated prior to claiming any indemnification or reimbursement under this Agreement to use all reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable Claim, which insurance proceeds shall be deducted from any losses to be claimed against an Indemnifying Party hereunder.

    8.10.   Limitations on Indemnification Obligations.
          (a) The parties hereto, their directors, officers and controlling persons and assigns may not commence a claim for indemnification under this
    Article VIII after the earlier of (x) the first anniversary of the Closing; or (y) the issuance of the first independent audit report after the Closing, covering Holdco and/or IFTC; provided, however, that claims made hereunder within the applicable time period as provided in this Section
    8.10 (a) shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.
          (b) State Street, SSBT, their directors, officers or controlling persons, IFTC and Holdco shall not be entitled to indemnification pursuant to this Agreement by the Stockholders or their Affiliates, until the total amount for which State Street, SSBT, their directors, officers or controlling persons, IFTC and Holdco are entitled to indemnification exceeds, in the aggregate, $1,500,000, and then only for amounts in excess of $1,500,000. The total amount for which State Street, SSBT, their directors, officers or controlling persons, IFTC and Holdco are entitled to indemnification shall not exceed, in the aggregate, $22,500,000.
         (c) The Stockholders, their directors or controlling persons shall not be entitled to indemnification pursuant to this Agreement by State Street or its Affiliates, until the total amount for which the Stockholders, their directors, officers or controlling persons are entitled to indemnification exceeds, in the aggregate, $1,500,000, and then only for amounts in excess of $1,500,000. The total amount for which the Stockholders, their directors, officers or controlling persons are entitled to indemnification shall not exceed, in the aggregate, $22,500,000.

         (d) No party to this Agreement shall be entitled to indemnification for any Loss unless such Loss, individually or as a part of a series of claims arising from a single occurrence, is greater than or equal to $10,000.
         (e) Notwithstanding anything contained in this Article VIII, no Indemnifying Party shall have any obligation to indemnify an Indemnified
    Party for Losses in excess of the amounts permitted in respect of transactions accounted for as a pooling under Accounting Principles Board Opinion No. 16 and interpretations thereof issued by the American Institute of Certified Public Accountants on or prior to the date hereof as determined by State Street's independent auditors.
         (f) After the Closing, this Article VIII shall be the exclusive remedy for any breach of representation, warranty, covenant or agreement other than with respect to the representations and warranties contained in Sections 3.3A, 3.3B, the first three sentences of Section 4.4, and Section 4.14 and the representations contained in the certificates furnished at Closing pursuant to Sections 7.2.10 and 7.3.5 ("Nonexclusive Representations") and the covenants and agreements contained in Sections 6.4 and 6.5; provided, that, nothing in this Article VIII shall limit the remedies, at law or at equity, available to any of the parties hereto with respect to Nonexclusive Representations or breaches of Sections 6.4 and 6.5; provided, however, that notwithstanding the foregoing , the remedy for breach of a representation and warranty contained in Section 4.14 shall be limited by the dollar restrictions provided in Sections 8.10(b), (c) and (d) in the same way indemnification payments are limited by such provisions of Article VIII; and provided, further, however, that in the event the period for claims under indemnification terminates prior to the first anniversary of the Closing in accordance with Section 8.10 (a) (y), this Article VIII shall not be the exclusive remedy for breaches of representations and warranties other than Nonexclusive Representations for the remainder of the period referred to in
    Section 8.10(a)(x),  although the dollar  restrictions  provided in Sections
    8.10 (b), (c) and (d) shall continue to be applicable to the remedy for breaches of representations and warranties other than Nonexclusive Representations.
         (g) Each of the minimum dollar requirement of $1,500,000 and the maximum dollar limitation of $22,500,000 set forth in Sections 8.10 (b) and
    (c) hereof  and the  minimum  dollar  requirement  of  $10,000  set forth in
    Section  8.10 (d)  shall  not be  subject  to the  adjustments  set forth in
    Section 8.4.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    9.1.   Termination.
               9.1.1. Ability to Terminate. This Agreement may be terminated, by written notice, at any time prior to the Closing:
               (a) by mutual consent of the Stockholders and State Street; or
               (b) by either State Street or the Stockholders at any time after January 31, 1995, if the Closing shall not theretofore have occurred, unless the failure to close by such date is due to the breach of any representation, warranty, covenant or agreement in this Agreement by the party seeking to terminate.
               9.1.2. Effect of Termination. In the event of termination of this Agreement by State Street pursuant to the right of State Street to terminate this Agreement set forth in Section 5.2 of this Agreement, the Stockholders shall pay to State Street an amount equal to State Street's out-of-pocket expenses related to preparing for, entering into and carrying out this Agreement and the Transaction Agreements, including legal and accounting fees and expenses, not to exceed $2,000,000, within 15 days of notice to the Stockholders by State Street of such termination. Any amount paid pursuant to this section shall represent the liquidated damages of State Street related to such termination.

     9.2. Amendment. This Agreement and Schedules hereto may be amended by mutual agreement of the parties hereto; provided, that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.3. Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                   ARTICLE X
                               GENERAL PROVISIONS
    10.1. Survival of Representations, Warranties and Agreements. The agreements of the Stockholders and State Street contained in this Agreement or in any instrument delivered by the Stockholders and State Street pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing unless otherwise specified therein. The representations and warranties set forth in Sections 3.3A, 3.3B, and 4.14, the first three sentences of Section 4.4 or pursuant to the certificates furnished under Sections 7.2.10 and 7.3.5 hereto shall survive until the expiration of the statute of limitations applicable to the matters referred to therein plus sixty days. All other representations and warranties contained in this Agreement shall expire on the first anniversary of the Closing. In the event of termination of this Agreement in accordance with its terms, the agreements contained in or referred to in Sections 6.2 (c) and
6.6 shall survive such termination. This Agreement shall take effect as an instrument under seal.

    10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by cable, telegram, telex or telecopy or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to State Street:
         Mr. David A. Spina
         State Street Boston Corporation
         225 Franklin Street
         Boston, Massachusetts  02110

    Copies to:

         Robert J. Malley, Esq.
         State Street Boston Corporation
         225 Franklin Street
         Boston, Massachusetts  02110

         and

         Champe A. Fisher, Esq.
         Ropes & Gray
         One International Place
         Boston, Massachusetts 02110

(b) if to Kemper:
         Mr. Charles M. Kierscht
         Kemper Financial Services, Inc.
         120 South LaSalle Street
         Chicago, Illinois  60603


    Copies to:

         David Dierenfeldt, Esq.
         Kemper Financial Services, Inc.
         120 South LaSalle Street
         Chicago, Illinois  60603

          and

         William H. Rheiner, Esq.
         Ballard Spahr Andrews & Ingersoll
         1735 Market Street
         Philadelphia, PA 19103-7599

(c) if to DST:
         Mr. Thomas A. McDonnell
         DST Systems, Inc.
         1055 Broadway, 9th Floor
         Kansas City, Missouri  64105

    Copies to:

         Robert C. Canfield, Esq.
         DST Systems, Inc.
         1055 Broadway, 9th Floor
         Kansas City, Missouri  64105

          and

         Dennis R. Rilinger, Esq.
         Watson & Marshall, L.C.
         1010 Grand Ave., 5th Floor
         Kansas City, Missouri  64106

    10.3. Miscellaneous. This Agreement (including exhibits, documents and instruments referred to herein (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) is not intended to and shall not confer upon any person not a party hereto any rights or remedies hereunder; (c) shall not be assigned other than by operation of law, provided that between the date of this Agreement and the Closing Date this Agreement shall not be assigned by operation of law without the prior consent of the other party; and (d) shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision that would cause the application of the domestic substantive laws of any other jurisdiction. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Each of the Stockholders and State Street by their execution of this Agreement hereby consent to service of process in any such proceeding in any manner permitted by law, and agree that service of process by registered or certified mail, return receipt requested, at their respective addresses specified in or pursuant to Section 10.2 hereof is reasonably calculated to give actual notice.

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


    IN WITNESS WHEREOF, State Street, Kemper and DST have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                        STATE STREET BOSTON CORPORATION


                             By /s/ David A. Spina

                                 Title: Vice Chairman


                        KEMPER FINANCIAL SERVICES, INC.


                          By /s/ David F. Dierenfeldt

                                 Title: Senior Vice
President


                        DST SYSTEMS, INC.


                            By /s/ Kenneth V. Hager

                                Title: Vice President -
                                    Chief Financial Officer